EXHIBIT 99-2
SHAREHOLDER RIGHTS PLAN ADOPTED

Buffalo, New York; March 20, 1996: National Fuel Gas Company (NYSE:NFG) announced that its Board of Directors adopted a shareholder rights plan. The plan was adopted to promote fair and equal treatment of shareholders in the event of a proposed acquisition of the Company. "Over 1,700 American public companies have adopted such plans and we believe that our shareholders should receive the same protections" noted Bernard J. Kennedy, Chairman, President and Chief Executive Officer. He emphasized that "the Board is not aware of any effort to acquire control of the Company."

The plan, if approved by the Securities and Exchange Commission pursuant to the Public Utility Holding Company Act, will grant shareholders rights that trade with and are represented by each share of common stock. Rights will only be exercisable if a person or group were to acquire 10 percent or more of NFG's outstanding common stock, or announce a tender or exchange offer that would result in the acquisition of 10 percent or more of NFG's outstanding stock. The Company has the right to redeem rights in certain instances.

Further details of the plan will be available upon approval.

National Fuel Gas Company is an integrated  natural gas company with  operations
in  all  segments  of  the  natural  gas  industry  including   exploration  and
production, transmission and storage, marketing, management and retail sales.

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